AMENDED SCHEDULE 1
                                DECEMBER 7, 2002




NAME OF SERIES                   REAPPROVAL DATE                 REAPPROVAL DAY

WWW Internet Fund

Growth Flex Fund

Market Opportunities Fund












                              Page 1 of Schedule 1
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                               AMENDED SCHEDULE 2
                                DECEMBER 7, 2002


                           MANAGEMENT FEE CALCULATION

WWW INTERNET FUND

For the period beginning with the day on which the Fund commences investment operations and ending with the last day of the twelfth full calendar month thereafter, the Fund will pay you, at the end of each month, a monthly advisory fee calculated at an annual rate of 1.00% of the Series' average daily net assets during such month (the "Base Fee"). Beginning with the thirteenth month, the Base Fee will be adjusted each month (the "Monthly Performance Adjustment") depending on the extent to which the investment performance of the Series, reflecting the deduction of expenses, exceeds or is exceeded by the percentage change in the investment record of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") for the immediately preceding twelve calendar months on a rolling basis. The rate of the Monthly Performance Adjustment may increase or decrease the fee payable to you by up to 0.50% per annum of the Series' average daily net assets.

The performance of the Series during a performance period will be calculated by first determining the change in the Series' net asset value per share during the period, assuming the reinvestment of distributions during that period, and then expressing this amount as a percentage of the net asset value per share at the beginning of the period. The performance of the S&P 500 during a performance period is calculated as the sum of the change in the level of the index during the period, plus the value of any dividends or distributions made by the companies whose securities comprise the index accumulated to the end of the period.

After the Monthly Performance Adjustment is effective, the total advisory fee, payable by the Fund to you at the end of each calendar month, will be equal to the Base Fee for the month adjusted upward or downward for the month by the Monthly Performance Adjustment for the month. The monthly advisory fee will be calculated as follows: (1) one-twelfth of the 1.00% annual basic fee rate will be applied to the Series' average daily net assets over the most recent calendar month, giving a dollar amount which will be the Base Fee for that month; (2) one-twelfth of the applicable performance adjustment fee rate from the table below will be applied to the Series' average daily net assets over the most recent month, giving a dollar amount which will be the Monthly Performance Adjustment; and (3) the Monthly Performance Adjustment will then be added to or subtracted from the Base Fee and the result will be the amount payable by the Fund to you as the total advisory fee for that month.

           The full range of permitted fees on an annualized basis is as follows:


                              Page 1 of Schedule 2




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Percentage Point Difference
Between Performance
(Net of Expenses Including
Advisory Fees) and Percentage
Change in the S&P 500
Investment Record                                     Performance
                                                    Adjustment Rate     Total
                                     Basic Fee (%)       (%)           Fee (%)
--------------------------------------------------------------------------------

+3.00 percentage points or more         1.00%             0.50%           1.50%

+2.75 percentage points or more
but less than +3.00
percentage points.                      1.00%             0.40%           1.40%

+2.50 percentage points or more
but less than +2.75                     1.00%             0.30%           1.30%
percentage points

2.25 percentage points or more
but less than +2.50                     1.00%             0.20%           1.20%
percentage points.

+2.00 percentage points or more
but less than +2.25                     1.00%             0.10%           1.10%
percentage points

Less than +2.00 percentage points
but more than -2.00                     1.00%               0%            1.00%
percentage points

-2.00 percentage points or less
but more than -2.25                     1.00%             -0.10%          0.90%
percentage points

-2.25 percentage points or less
but more than -2.50                     1.00%             -0.20%          0.80%
percentage points

-2.50 percentage points or less
but more than -2.75                     1.00%             -0.30%          0.70%
percentage points

-2.75 percentage points or less
but more than -3.00                     1.00%             -0.40%          0.60%
percentage points

-3.00 percentage points or less         1.00%             -0.50%          0.50%

           The period over which performance will be measured is a rolling 12-month period.

GROWTH FLEX FUND

           The Fund will pay you, at the end of each month, a monthly advisory fee calculated at an annual rate of 1.00% of the Fund's average daily net assets during such month.

MARKET OPPORTUNITIES FUND

           The Fund will pay you, at the end of each month, a monthly advisory fee calculated at an annual rate of 2.00% of the Fund's average daily net assets during such month.





                              Page 2 of Schedule 2




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